                                                                    Exhibit 99.1

Name and Address of Reporting Person:         Thomas H. Lee Advisors, LLC
                                              c/o Thomas H. Lee Partners, L.P.
                                              100 Federal Street, 35th Floor
                                              Boston, MA 02110

Issuer Name and Ticker or Trading Symbol:     Agiliti, Inc. [AGTI]

Date of Event Requiring
Statement (Month/Day/Year):                   April 23, 2021
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                              Footnotes to Form 3

(1) This report is filed by the following Reporting Persons: Thomas H. Lee
Advisors, LLC ("THL Advisors"), THL Agiliti LLC ("THL Stockholder"), Thomas H.
Lee Equity Fund VIII, L.P. ("THL Equity VIII"), Thomas H. Lee Parallel Fund
VIII, L.P. ("Parallel Fund VIII"), THL Fund VIII Coinvestment Partners, L.P.
("Coinvestment VIII"), THL Executive Fund VIII, L.P. ("Executive Fund VIII"),
THL Equity Fund VIII Investors (Agiliti), L.P. ("THL Agiliti VIII"), THL Equity
Advisors VIII, LLC ("Equity Advisors"), Thomas H. Lee Partners, L.P. ("THL
Partners"), FS Sponsor LLC ("FS Sponsor"), THL Managers VIII, LLC ("THL Managers
VIII") and THL Holdco, LLC ("Holdco") (collectively with their affiliates, the
"THL Funds"); Michael A. Bell; Joshua M. Nelson; Megan M. Preiner; and Scott M.
Sperling. This Form 3 is in two parts and is jointly filed with the Reporting
Persons in both parts. See Remarks.

(2) Voting and investment determinations with respect to the securities held of record by THL Stockholder listed in this report are made by unanimous consent of its members. The members of THL Stockholder are THL Equity VIII, Parallel Fund
VIII, Executive Fund VIII, THL Coinvestment, THL Agiliti VIII and FS Sponsor.
Voting and investment determinations with respect to the securities beneficially owned by FS Sponsor listed in this report are made by a management committee consisting of Todd M. Abbrecht, Thomas M. Hagerty, Anthony J. DiNovi and Scott
M. Sperling. Holdco is the managing member of THL Advisors, which is the general partner of THL Partners, which in turn is the general partner of Coinvestment
VIII, the sole member of THL Managers VIII and is the sole member of Equity
Advisors. Equity Advisors is the general partner of each of THL Equity VIII,
Parallel Fund VIII, Executive Fund VIII and THL Agiliti VIII. Voting and
investment determinations with respect to the securities beneficially owned by
Holdco listed in this report are made by a management committee consisting of
Messrs. Abbrecht, Hagerty, DiNovi and Sperling.  Each of Michael A. Bell, Joshua
M. Nelson and Megan M. Prenier is a Managing Director of THL Partners. Scott M.
Sperling is Co-Chief Executive Officer of THL Partners.  Solely for purposes of
Section 16 of the Securities Exchange Act of 1934, the THL Funds may be deemed directors by deputization.

(3) Each of the Reporting Persons disclaims beneficial ownership of the securities listed in this report, and this report shall not be deemed an admission that the Reporting Person is the beneficial owner of such securities for the purpose of Section 16 or for any other purpose, except to the extent of such Reporting Person's pecuniary interest therein.

(4) Represents shares held directly by THL Stockholder.

(5) Represents shares held directly by Michael A. Bell.

(6) No securities are beneficially owned by Joshua M. Nelson.

(7) No securities are beneficially owned by Megan M. Preiner.

(8) No securities are beneficially owned by Scott M. Sperling.